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                                                                       EXHIBIT 6



                              February 22,1996


Board of Directors
John Hancock Mutual Life Insurance Company

Members of the Board:

This opinion is furnished in connection with this Post Effective Amendment to the Registration Statement on Form S-6 by John Hancock Mutual Life Insurance Company (JHMLICO) under the Securities Act of 1933, as amended, with respect to the scheduled premium variable life insurance policy under which amounts will be allocated by JHMLICO to one or more of the subaccounts of John Hancock Mutual Life Insurance Account UV ("Account"). The scheduled premium policy is described in the prospectus included in the amended Registration Statement.

The policy form was prepared under my direction, and I am familiar with the Registration Statement and exhibits thereto. In my opinion:

1. Except to the extent that exemptive relief is applicable, the "sales load", as defined in paragraph (c) (4) of Rule 6(e)-2 under the Investment Company Act of 1940, shall not exceed 9 per centum of the payments to be made thereon during the period equal to the lesser of 20 years or the anticipated life expectancy of the insured named in the policy based on the 1980 Commissioners Standard Ordinary Mortality Tables. Such sales load during the first two policy years will not exceed 30 per centum of payments made for the first policy year plus 10 per centum of payments made for the second policy year.

2. Except to the extent that exemptive relief is applicable, the proportionate amount of sales load deducted from any payment during the policy period shall not exceed the proportionate amount deducted from any prior payment during the policy period.
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3. The illustrations of death benefit, surrender value, and accumulated premiums shown in the appendix of the scheduled premium prospectus included in the Registration Statement, based on the assumptions stated in the illustrations, are consistent with the provisions of the policy. The rate structure of the policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a policy for a standard risk nonsmoker male age 25 or a standard risk nonsmoker male age 40, than to prospective purchasers of policies for a male at other ages or in another risk classification or for a female.


4. The table of illustrative premium rates in the prospectus contains the premium rates to be charged by JHMLICO for a male insured under the Level or Modified Premium Schedule with the Sum Insured at Issue and issue ages shown in the table.

5. The illustration of insurance coverage provided for the options on lapse in the prospectus, based on the assumptions stated in the illustrations, is consistent with the provisions of the policy.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name relating to actuarial matters under the heading "Experts" in the prospectus contained in the Registration Statement.



                                        /s/Randi M. Sterrn
                                        -----------------
                                        Randi M. Sterrn, FSA
                                        Senior Associate Actuary